UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


			             FORM 3


              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

          Filed pursuant to Section 16(a) of the Securities Exchange Act of
            1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

      Sciuto		John		J.
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       (Last)          (First)         (Middle)

     c/o Integrated Defense Technologies, Inc.  110 Wynn Drive
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			(Street)

      Huntsville	  AL			35805
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	(City)		(State)			(Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

             9/23/02
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3.   I.R.S. Identification Number of Reporting Persons, if an entity (voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

    Integrated Defense Technologies, Inc. (IDE)
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5.   Relationship of Reporting Persons to Issuer  (Check all applicable)

     [ ] Director			[ ] 10% Owner
     [X] Officer (give title below)     [ ] Other (specify below)
         Chief Operating Officer
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6.   If Amendment, Date of Original (Month/Day Year)

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7.   Individual or Joint/Group Filing (Check Applicable Line)

      [X] Form filed by One Reporting Person

      [ ] Form filed by More than One Reporting Person

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              Table I - Non-Derivative Securities Beneficially Owned
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


                                   2. Amount of                  3. Ownership Form:
                                      Securities           	    Direct (D) or	      4. Nature of Indirect
1. Title of Security                  Beneficially             	    Indirect (I)	         Beneficial Ownership
   (Instr. 4)                         Owned (Instr. 4)              (Instr. 5)                   (Instr. 5)
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
   Common Stock                       0
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).


               				                                 (Over)


FORM 3 (continued)

            Table II - Derivative Securities Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)
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


                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                          2. Date Exercisable          (Instr. 4)                                         Derivative
                             and Expiration Date    ---------------------------------    4. Conver-       Securites:
                             (Month/Day/Year)                            Amount             sion or       Direct      6. Nature of
                          ----------------------                         or                 Exercise      (D) or         Indirect
                          Date        Expira-                            Number             Price of      Indirect       Beneficial
1. Title of Derivative    Exer-       tion                               of                 Derivative    (I)            Ownership
   Security (Instr. 4)    cisable     Date          Title                Shares             Security      (Instr. 5)     (Instr. 5)
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


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


Explanation of Responses:



/s/ John J. Sciuto                    10/10/02
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**Signature of Reporting Person       Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.